Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Jennifer Strasburg Weber Shandwick 415.248.3436 jstrasburg@webershandwick.com	Investor Contact: Susie Phillips Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS SECOND QUARTER 2006 RESULTS

EMERYVILLE, Calif. - August 3, 2006 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its second quarter results for the period ended July 2, 2006, which included 13 weeks.

In this release, the company:

•	Reports sales growth for the quarter of 19.1 percent;

•	Reports earnings per share of $0.12 and net income of $1.8 million, which includes stock-based compensation expense recognized under SFAS 123R, Share-Based Payment, of $0.05 per share;

•	Reports that a total of seven new stores opened in the quarter and confirms that the company is on track to open 23 to 28 new stores this year; and

•	Confirms 2006 guidance of 20 to 23 percent sales growth and $0.62 to $0.65 earnings per share, which includes stock-based compensation expense of $0.19 to $0.21.

For the quarter ended July 2, 2006, net revenue increased 19.1 percent to $49.7 million from $41.7 million for the corresponding period of fiscal 2005.

Reported earnings for the quarter, including accounting for stock options, were $1.8 million or $0.12 per share, compared to $2.6 million or $0.18 per share last year. The impact of adopting SFAS 123R lowered net income by $0.7 million, or $.05 per share for the quarter ended July 2, 2006.

“We are pleased with our progress during the quarter and remain on track to deliver our full year earnings and sales guidance,” said Patrick O’Dea, president and CEO of Peet’s Coffee & Tea, Inc. “Of equal importance, construction of our new roasting facility is progressing on schedule toward an April 2007 opening and will enable us to realize our western U.S. growth strategy and plans well into the future.”

Financial and Operating Summary

Retail revenue increased 17.5 percent to $33.6 million for the quarter ended July 2, 2006, from $28.6 million for the corresponding period of fiscal 2005. The increase was primarily attributable to new retail stores opened in the last 12 months and secondarily to growth in existing stores. The company opened seven new locations during the quarter.

Specialty revenue increased 22.5 percent to $16.1 million, compared to $13.1 million last year. Within specialty sales, the grocery business continues to grow the most rapidly, up 36.4 percent over last year, with existing grocery customers accounting for over half of the increase. The home delivery business also grew 15.4 percent, and the foodservice and office business grew 8.0 percent during the quarter compared to the same period last year.

Cost of sales and related occupancy costs increased to 46.5 percent of total net revenue compared to 45.1 percent for the corresponding quarter last year. The increase over last year is due to higher green coffee costs, an increased number of new stores, which have higher occupancy expenses on a lower sales base, and the expensing of stock options, partially offset by a grocery pricing increase in October 2005.

Operating expenses as a percentage of net revenue increased to 36.1 percent compared to 34.4 percent for the corresponding quarter last year. The increase was driven by the expensing of stock options in 2006 (0.8 percentage points), higher retail operating expenses due to new stores opened in the last 12 months, and higher operating costs to support existing stores.

Depreciation and amortization expenses increased to $2.1 million, compared to $1.8 million for the corresponding quarter last year. The increase was primarily due to the opening of 21 new retail stores in the last 12 months. As a percentage of total net revenue, depreciation and amortization expenses decreased to 4.2 percent from 4.4 percent last year.

General and administrative expenses increased to $3.4 million compared to $2.1 million for the same period last year primarily due to costs associated to support acceleration of the growth of the business and $0.7 million of stock option expense in 2006.

The company ended the quarter with cash and cash equivalents plus investments of $58.5 million.

Fiscal 2006 Targets

Looking ahead, Peet’s reaffirmed fiscal 2006 targets:

•
In the third quarter of 2006, the company is forecasting sales to grow approximately 19 percent with earnings per share between $0.10 and $0.11. This includes a $0.05 per share impact of expensing stock options.

•
For the full year, Peet’s is targeting total net revenue to grow approximately 20 to 23 percent and earnings per share of $0.62 to $0.65, which includes a $0.19 to $0.21 per share impact of expensing stock options.

Peet’s Coffee & Tea, Inc. Q2 2006 Conference Call
Peet’s Coffee & Tea, Inc. Q2 2006 Conference Call The company will report its second quarter 2006 earnings results via conference call on Thursday, August 3, 2006. The teleconference call will begin at 2 p.m. PDT/5p.m. EDT. The teleconference can be accessed by calling 1-866-550-6338, using access code 9485537. The call will be simultaneously Webcast on Peet’s Web site at http://investor.peets.com/Medialist.cfm.

A replay of the teleconference will be available two hours after the end of the call through midnight EDT on August 9, 2006, at 1-888-203-1112 or 719-457-0820, using access code 9485537. It will also be archived at http://investor.peets.com/Medialist.cfm through August 3, 2007.

ABOUT PEET’S COFFEE & TEA, INC.
Founded in Berkeley, Calif. in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including grocery, home delivery, office and food service accounts and company-owned stores throughout the United States. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements include statements relating to 2006 third quarter and full year revenue, earnings per share and stock-based compensation expense estimates. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information, the Company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the impact of the Company’s stock price volatility on the valuation of stock-based compensation under SFAS 123R; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 1, 2006.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

Stock-based Compensation Expense

Effective January 2, 2006, the beginning of Peet’s first fiscal quarter of 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board Statement No. 123R, Share-Based Payment ("SFAS 123R"). SFAS 123R requires all stock-based compensation, including grants of employee stock options, to be recognized in the statement of earnings based on their fair values. The Company is providing the table below because management believes it provides useful information to investors regarding the Company's results of operations by separately identifying the stock-based compensation expense and providing reported amounts on a basis comparable to that used in prior periods.

The application of SFAS 123R had the following effect on reported amounts for the 13 weeks ended July 2, 2006 relative to the amounts that would have been reported using the intrinsic value method under the Company's previous accounting (in thousands, except earnings per share):

	Using Previous Accounting (non-GAAP)	Stock-based Compensation (non-GAAP)	As Reported

Cost of sales and related occupancy expenses	$22,923	$160	$23,083
Operating expenses	17,543	370	17,913
General and administrative expenses	2,742	657	3,399
Operating income	3,288	(1,187)	2,101
Income before income taxes	3,990	(1,187)	2,803
Income tax provision	1,504	(464)	1,040
Net income	2,486	(723)	1,763
Net income per diluted share	$0.17	$(0.05)	$0.12
Diluted shares outstanding	14,399	150	14,549

The amounts shown in the column above entitled "Using Previous Accounting" are considered "non-GAAP financial measures" under applicable SEC rules because they exclude the stock-based payment expense that is included in the directly comparable measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), which are shown in the column entitled "As Reported." These non-GAAP financial measures are not a substitute for the reported GAAP measures.

PEET’S COFFEE & TEA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Twenty-six weeks ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005

Retail stores	$33,581	$28,575	$66,981	$55,858
Specialty sales	16,108	13,148	32,415	25,853
Net revenue	49,689	41,723	99,396	81,711

Cost of sales and related occupancy expenses	23,083	18,826	45,576	36,897
Operating expenses	17,913	14,362	35,326	27,863
Marketing and advertising expenses	1,097	741	2,187	1,572
Depreciation and amortization expenses	2,096	1,821	4,079	3,501
General and administrative expenses	3,399	2,116	7,036	4,310
Total costs and expenses from operations	47,588	37,866	94,204	74,143

Income from operations	2,101	3,857	5,192	7,568

Interest income	702	427	1,379	755

Income before income taxes	2,803	4,284	6,571	8,323

Income tax provision	1,040	1,681	2,482	3,292

Net income	$1,763	$2,603	$4,089	$5,031

Net income per share:
Basic	$0.13	$0.19	$0.29	$0.37
Diluted	$0.12	$0.18	$0.28	$0.35

Shares used in calculation of net income per share:
Basic	13,840	13,748	13,866	13,656
Diluted	14,549	14,424	14,579	14,297

PEET’S COFFEE & TEA, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	July 2,	January 1,
	2006	2006
ASSETS

Current assets
Cash and cash equivalents	$13,798	$20,623
Short-term marketable securities	34,853	32,453
Accounts receivable, net	5,205	5,152
Inventories	19,724	16,148
Deferred income taxes	1,514	1,514
Prepaid expenses and other	5,282	3,372
Total current assets	80,376	79,262

Long-term marketable securities	9,863	16,890
Property and equipment, net	52,779	46,313
Intangible and other assets, net	7,537	5,434

Total assets	$150,555	$147,899

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$7,903	$8,553
Accrued compensation and benefits	5,793	5,563
Deferred revenue	2,855	3,415
Total current liabilities	16,551	17,531

Deferred income taxes	1,759	1,759
Deferred lease credits and other long-term liabilities	2,814	2,537
Total liabilities	21,124	21,827

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,834,000 and 13,902,000 shares	98,555	99,273
Accumulated other comprehensive loss, net of tax	(88)	(76)
Retained earnings	30,964	26,875

Total shareholders' equity	129,431	126,072

Total liabilities and shareholders' equity	$150,555	$147,899